Exhibit 10.10

AMENDED EMPLOYMENT AGREEMENT

               This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between INFRAX SYSTEMS, INC. (Formerly OptiCon Systems, Inc.), and its Subsidiaries, (the “Company”), and Paul J. Aiello (“CEO/Employee”) effective as of January 1, 2010, except that “Start Date” as define in the original agreement will remain October 19, 2009.

RECITAL

WHEREAS, the Company and Employee have previously entered into an employment agreement dated October 19, 2009, which by mutual consent both parties have agree to amend certain provision effective January 1, 2010,

          NOW, THEREFORE, the parties hereto hereby agree to amend the following provision to the original as follows:

AMENDED PROVISIONS

Section 3 - Shall be amended in its entirety as follows:

“3.  Salary, Bonus, and Benefits Compensation.

3.1. Base Salary As compensation for the services to be rendered by Employee to the Company as provided in Section 1 and subject to the terms and conditions of Section 2, the Company agrees to pay to Employee $12,000.00 per month. Should the situation arises where the Company is unable to pay any portion of the cash compensation, the Employee shall have the right to request payment of unpaid salaries in S8 Shares of Company common stock (“Shares”) (unless there is a change in SEC rules which modifies or alters the Company's ability to issue S8 shares for compensation),

a. Should a situation arise, where there is no market for Shares of Infrax whatsoever and said Shares are unable to be converted to cash, the Company shall replace these unmarketable Shares with cash compensation equal to the value of the compensation intended.

b. The Employee agrees that the settlement date for purposes of payment of any compensation shall be the date he requests issuance of Shares in lieu of cash compensation.  The employee shall have sole discretion as to the timing to receive the S-8 Shares, for a portion of or the full compensation amount due.

3.2 Share Compensation. The Employee Incentive Plan, (EIP) will define bonuses to be paid for the achievement of specific goals and objectives approved by the Board of Directors.  Bonus compensation may be in cash, common stock, stock options, stock grants and other elements of participation at the discretion of the Board of Directors.

a. Employee is eligible to receive 1,200,000 shares of the Company’s common stock by achievement of goals and objectives defined in his PMP, established by the Chairman approved by the Board of Directors.  Annually on the anniversary of his Start Date, 400,000 of these restricted shares will be eligible to vest, based on Employee’s percentage of accomplishment of his approved PMP goals and objectives.

b. Performance reviews will be conducted on a six-month basis.  Employee will be eligible to receive 50% of his annual stock allocation if the goals and objectives approved by the Board of Directors spanning the past six months’ performance have been achieved. Under the conditions of achievement aforementioned, vesting shall occur over the three year term, on the six (6) month anniversary dates from the Employee’s Start Date.  Should Employee miss his objectives at his six-month performance review, he shall be eligible to vest said shares upon achievement of those objectives, subject to the review of the Board of Directors.

c. Employee will receive an option to purchase 15,000,000 shares of Company’s common stock at $.020 per share.  Vesting of the options shall be at the rate of 5,000,000 shares on October 18, 2010, 2011 and 2012.  Should the Company terminate the employment agreement for any reason, the remaining shares under option shall vest immediately.  The options shall expire, unless previously exercised, 12 months after each issuance.

d. Employee will also receive a sign on bonus of $10,000 payable in S8 stock within 90 days of his employment.”

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement presented on the dates show by their respective signatures.

By:

/s/ Sam Talari	________________
Sam Talari,	Date
Co-Chairman of the Board

Accepted and Agreed To By:

/s/ Paul J. Aiello	________________
Paul J. Aiello	Date